EXHIBIT 99.1

[ANALYTICAL SURVEYS LOGO]	P R E S S R E L E A S E

Contacts:	Analytical Surveys, Inc. J. Norman Rokosh Chief Executive Officer nrokosh@anlt.com	Pfeiffer High Public Relations, Inc. Geoff High 303/393-7044 geoff@pfeifferhigh.com

ANALYTICAL SURVEYS PROVIDES UPDATE ON AUDITOR OPINION

SAN ANTONIO, Texas — January 6, 2004—Analytical Surveys, Inc. (Nasdaq SmallCap Market-ANLT), the leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced that its financial statements issued on December 29, 2003, contained a going-concern qualification from its auditors relating to the Company’s fiscal 2003 financial statements. This announcement is in compliance with the new Nasdaq Rule 4350(b) requiring separate disclosure of receipt of an audit opinion that contains a going concern qualification, and does not reflect any change or amendment to the financial statements issued on December 29, 2003.

The Company’s independent auditor, KPMG, LLP, has issued such a going concern qualification on the financial statements of the Company for each fiscal year since the fiscal 2000 results were reported on January 17, 2001. The going-concern qualification was issued by KPMG based on the significant operating losses reported in fiscal 2003 and 2002 and a lack of external financing to fund working capital and debt requirements.

Since fiscal 2000, ASI has replaced the Board of Directors and senior management team, eliminated all bank debt and recapitalized the Company with a convertible debenture, and is implementing a corporate turnaround effort designed to improve operating efficiencies, reduce and eliminate cash losses and position ASI for profitable operations. Additionally, the Company’s sales and marketing team is pursuing market opportunities in both traditional digital mapping and newly launched data management initiatives.

Analytical Surveys Inc. provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

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This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company’s actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business— “risk factors” and elsewhere in the Company’s Annual Report on Form 10-K.

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